Exhibit 8.1

VEDDER PRICE	VEDDER PRICE P.C.
222 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601
312-609-7500
FAX: 312-609-5005

CHICAGO • NEW YORK CITY • WASHINGTON D.C.

October 23, 2009
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
Ladies and Gentlemen:
     We have acted as counsel to Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the issuance of up to 15,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Shares”). The shares will be issued in connection with the Company’s offer to exchange the Common Shares for the Company’s outstanding Depositary Shares, $25.00 liquidation amount per share (the “Depositary Shares”), each representing a 1/100th fractional interest in a share of the Company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock, upon the terms and subject to the conditions set forth in the prospectus contained in the Registration Statement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.
     We have participated in the preparation of the Registration Statement and have reviewed and relied upon representations made to us by duly authorized officers of the Company in a letter dated October 23, 2009. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant. In such review and examination, we have, without independent investigation, assumed the completeness, authenticity and validity of all such documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and have assumed that the respective parties thereto and all persons having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such representations and documents. We have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. The opinions expressed below are based on the Internal Revenue Code of 1986, as amended (the “Code”), and other laws and regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (which change could apply retroactively).
     Based upon and subject to the foregoing, we are of the opinion that the exchange of the Depository Shares for the Common Shares pursuant to the Exchange Offer will be treated as a

VEDDER PRICE
Midwest Banc Holdings, Inc.
October 23, 2009

recapitalization within the meaning of section 368(a)(1)(E) of the Code. Accordingly, holders will not recognize gain or loss in respect of the receipt of the Common Shares in the exchange, as discussed in the Registration Statement under the heading “Certain United States Federal Income Tax Considerations — Treatment of the Exchange Offer.”
     Also based upon and subject to the foregoing, we are of the further opinion that the Voting Trust will either constitute a grantor trust, within the meaning of sections 671 through 679 of the Code, or a custodial arrangement that is not an entity recognized for U.S. federal income tax purposes, and accordingly will not be classified as a partnership or an association taxable as a corporation. Accordingly, the statements contained in the Registration Statement under the heading “Certain United States Federal Income Tax Considerations — Classification of the Voting Trust” accurately describe the treatment of the Voting Trust.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/S/ VEDDER PRICE P.C.

VEDDER PRICE P.C.
FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.